                                                Filed pursuant to Rule 424(b)(5)
                                            Registration Statement No. 333-92082

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 23, 2003)
                         SEARS ROEBUCK ACCEPTANCE CORP.
                          $3,000,000,000 INTERNOTES(R)

     Sears Roebuck Acceptance Corp., or "SRAC," may offer to sell its Sears Roebuck Acceptance Corp. InterNotes(R) from time to time. The specific terms of the notes will be set prior to the time of sale and described in a pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest in the notes.

     SRAC may offer the notes to or through agents for resale. The amount SRAC expects to receive if all of the notes are sold to or through the agents is between $2,910,000,000 to $2,994,000,000, after paying agent discounts and commissions of between $6,000,000 and $90,000,000. The agents are not required to sell any specific amount of notes, however they will use their reasonable best efforts to sell the notes from time to time. SRAC has not set a date for termination of the offering.

     The agents have advised SRAC that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity at any time. Unless otherwise specified in the applicable pricing supplement, SRAC does not intend to list the notes on any stock exchange.
                             ----------------------
     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS, INCLUDING THOSE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------
                      Joint Lead Managers and Lead Agents

BANC OF AMERICA SECURITIES LLC                                     INCAPITAL LLC

                                     Agents

A.G. EDWARDS & SONS, INC.                                            BEAR, STEARNS & CO. INC.
CHARLES SCHWAB & CO., INC.                                                          CITIGROUP
EDWARD D. JONES & CO., L.P.                                         MCDONALD INVESTMENTS INC.
MERRILL LYNCH & CO.                                                            MORGAN STANLEY
PRUDENTIAL SECURITIES                                                  RBC DAIN RAUSCHER INC.
UBS PAINEWEBBER                                                    U.S. BANCORP PIPER JAFFRAY
WACHOVIA SECURITIES

                  Prospectus Supplement dated April 23, 2003.
InterNotes(R) is a registered servicemark of Incapital Holdings LLC.

                               TABLE OF CONTENTS

                      PROSPECTUS SUPPLEMENT
Summary.....................................................   S-4
Risk Factors................................................   S-7
Sears Roebuck Acceptance Corp...............................   S-8
Capitalization of Sears Roebuck Acceptance Corp.............   S-8
Use of Proceeds.............................................   S-9
Description of Notes........................................   S-9
Registration and Settlement.................................  S-15
Material United States Federal Tax Considerations...........  S-18
Employee Retirement Income Security Act.....................  S-21
Plan of Distribution........................................  S-22
Legal Matters...............................................  S-24

                            PROSPECTUS
Available Information.......................................     3
Reports to Holders of Debt Securities.......................     3
Incorporation of Certain Documents by Reference.............     3
Sears Roebuck Acceptance Corp...............................     4
Use of Proceeds.............................................     4
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     5
Plan of Distribution........................................    11
Legal Matters...............................................    12
Experts.....................................................    12

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus or the applicable pricing supplement. You must not rely on any unauthorized information or representations. This prospectus supplement, the accompanying prospectus and the applicable pricing supplement are offering to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement is current only as of its date.

     SRAC provides information to you about the notes in three separate documents: (a) the accompanying prospectus, which provides general information which may not apply to the notes, (b) this prospectus supplement, which describes the general terms of the notes, some of which may not apply to a particular issue of notes, and (c) the applicable pricing supplement, which will describe the specific terms of the particular notes to which it relates. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. If information in the applicable pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus you should rely on the applicable pricing supplement. Although SRAC has various notes and other evidence of indebtedness outstanding, references in this prospectus supplement to "notes" are to the Sears Roebuck Acceptance Corp. InterNotes(R).

     It is important for you to read and consider all of the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement in making your investment decision. You should also read and consider the information in the documents SRAC has referred you to in "Available Information" and "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

                                    SUMMARY

     This section summarizes the legal and financial terms of the notes that are described in more detail in "Description of Notes." Final terms of any particular notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. The terms in that pricing supplement may vary from and supersede the terms contained in this summary and in "Description of Notes." In addition, you should read the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and in that pricing supplement.

Issuer........................   Sears Roebuck Acceptance Corp.
                                 3711 Kennett Pike
                                 Greenville, Delaware, 19807; phone: (302)
                                 434-3100

Purchasing Agent..............   Incapital LLC

Joint Lead Managers and Lead
Agents........................   Banc of America Securities LLC and Incapital
                                 LLC

Agents........................   A.G. Edwards & Sons, Inc.
                                 Bear, Stearns & Co. Inc.
                                 Charles Schwab & Co., Inc.
                                 Citigroup Global Markets Inc.
                                 Edward D. Jones & Co., L.P.
                                 McDonald Investments Inc.
                                 Merrill Lynch, Pierce, Fenner & Smith
                                              Incorporated
                                 Morgan Stanley & Co. Incorporated
                                 Prudential Securities Incorporated
                                 RBC Dain Rauscher Inc.
                                 UBS PaineWebber Inc.
                                 U.S. Bancorp Piper Jaffray Inc.
                                 Wachovia Securities, Inc.

Title of Notes................   Sears Roebuck Acceptance Corp. InterNotes(R)

Amount........................   SRAC may issue up to $3,000,000,000 of notes in
                                 connection with this program. Additional notes may be issued in the future without the consent of existing note holders. The notes will not contain any limitations on SRAC's ability to issue additional indebtedness in the form of InterNotes(R) or otherwise.

Denominations.................   The notes will be issued and sold in
                                 denominations of $1,000 and multiples of $1,000
                                 (unless otherwise stated in the applicable pricing supplement).

Status........................   The notes will be SRAC's direct unsecured
                                 senior obligations and will rank equally with all of SRAC's other unsecured senior indebtedness from time to time outstanding.

Maturities....................   Each note will mature nine months or more from
                                 its date of original issuance.

Interest......................   Each note will bear interest from its date of
                                 original issuance at a fixed rate per year.
                                 Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the stated maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to its stated maturity in accordance with its terms. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Principal.....................   The principal amount of each note will be
                                 payable on its stated maturity date or any earlier date of redemption or repayment at the corporate trust office of the paying agent or at any other place SRAC may designate.

Redemption and Repayment......   Unless otherwise stated in the applicable
                                 pricing supplement, a note will not be
                                 redeemable at SRAC's option or be repayable at the option of the holder prior to its stated maturity date. The notes will not be subject to any sinking fund.

Survivor's Option.............   Specific notes may contain a provision
                                 permitting the optional repayment of those notes prior to stated maturity, if requested by the authorized representative of the beneficial owner of those notes within 24 months following the death of the beneficial owner of the notes, so long as the notes were owned by the beneficial owner or his or her estate at least six months prior to the request. This feature is referred to as a "Survivor's Option." Your notes will not be repaid in this manner unless the pricing supplement for your notes provides for the Survivor's Option. The right to exercise the Survivor's Option is subject to limits set by SRAC on (1) the permitted dollar amount of total exercises by all holders of notes in any calendar year, and (2) the permitted dollar amount of an individual exercise by a holder of a note in any calendar year. Additional details on the Survivor's
                                 Option are described in the section entitled
                                 "Description of Notes -- Survivor's Option."

Sale and Clearance............   SRAC will sell notes in the United States only.
                                 Notes will be issued in book-entry only form and will clear through the facilities of The Depository Trust Company. SRAC does not intend to issue notes in certificated form.

Trustee.......................   The trustee for the notes is BNY Midwest Trust
                                 Company under an indenture dated as of October
                                 1, 2002. SRAC has initially appointed the trustee at its corporate trust office in The
                                 City of New York as paying agent and transfer agent. The trustee performs other services for SRAC and its affiliates.

Selling Group.................   The agents and dealers comprising the selling
                                 group are broker-dealers and securities firms.
                                 The agents, including the Purchasing Agent, have entered into a Selling Agent Agreement with SRAC and Sears dated April 23, 2003.
                                 Dealers who are members of the selling group have executed a Master Selected Dealer
                                 Agreement with the Purchasing Agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may contact the Purchasing Agent at info@incapital.com for a list of selling group members.

                                  RISK FACTORS

     Your investment in the notes will involve certain risks. This prospectus supplement, the accompanying prospectus and any applicable pricing supplement do not describe all of those risks.

     You should, in consultation with your own financial and legal advisors, carefully consider the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the notes or financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, these investment risks.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY FACTORS IN ADDITION TO CREDIT RATINGS.

     Any credit ratings that are assigned to the Sears Roebuck Acceptance Corp. InterNotes(R) program may not reflect the potential impact of all risks on the market value of the notes.

SRAC MAY CHOOSE TO REDEEM NOTES WHEN PREVAILING INTEREST RATES ARE RELATIVELY
LOW.

     If your notes will be redeemable at SRAC's option, unless otherwise specified in any applicable pricing supplement, SRAC may choose to redeem your notes at any time and from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. SRAC's redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches. SRAC will not be required to: (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days before the day a notice of redemption for the notes is mailed; or (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part.

THE SURVIVOR'S OPTION MAY BE LIMITED IN AMOUNT.

     SRAC will have a discretionary right to limit the aggregate principal amount of notes subject to the Survivor's Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the outstanding principal amount of all notes outstanding as of the end of the most recent calendar year. SRAC also has the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor's Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of notes. Accordingly, no assurance can be given that exercise of the Survivor's Option for the desired amount will be permitted in any single calendar year.

SRAC CANNOT ASSURE YOU THAT A TRADING MARKET FOR YOUR NOTES WILL EVER DEVELOP OR BE MAINTAINED.

     In evaluating the notes, you should assume that you will be holding the notes until their stated maturity. SRAC cannot assure you that a trading market for your notes will ever develop, be liquid or be maintained. Many factors independent of SRAC's creditworthiness affect the trading market for and market value of your notes. Those factors include, without limitation:

     - the method of calculating the principal and interest for the notes;

     - the time remaining to the stated maturity of the notes;

     - the outstanding amount of the notes;

     - the redemption or repayment features of the notes; and

     - the level, direction and volatility of interest rates generally.
     In addition, real or expected changes in SRAC's credit ratings may affect the market value of your notes. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.
                         SEARS ROEBUCK ACCEPTANCE CORP.

     SRAC is a wholly owned subsidiary of Sears, Roebuck and Co. ("Sears"). SRAC raises funds primarily by issuing commercial paper, medium-term notes and discrete underwritten debt and by borrowing under intermediate-term loan agreements. SRAC uses the proceeds from its borrowings to acquire short-term notes of Sears and, on occasion, to purchase outstanding receivable balances from Sears. Sears, a multi-line retailer that conducts domestic and international merchandising and credit operations, uses the funds it obtains from SRAC for general funding purposes. SRAC, and not Sears, will be solely responsible for repaying the notes. See "Sears Roebuck Acceptance Corp." in the accompanying prospectus.

                CAPITALIZATION OF SEARS ROEBUCK ACCEPTANCE CORP.

     The following table sets forth SRAC's capitalization as of December 28, 2002.

                              DECEMBER 28, 2002
                          --------------------------
                          (U.S. DOLLARS IN MILLIONS)
Debt payable within one
  year(1)...............           $ 2,869
Term debt...............            10,660
Shareholder's
  equity(2).............             3,365
                                   -------
Total
  capitalization(3).....           $16,894
                                   =======

---------------

(1) "Debt payable within one year" excludes the current portion of term debt, which the table includes under "Term debt."

(2) SRAC has 500,000 authorized shares of common stock at a par value of $100. SRAC had 350,000 shares of common stock outstanding as of December 28, 2002.

(3) As of the date of this prospectus supplement, SRAC's capitalization had not otherwise changed materially since December 28, 2002.

                                USE OF PROCEEDS

     Unless otherwise indicated in an applicable pricing supplement, SRAC expects to add the net proceeds (before expenses) that it receives from the sale of the notes to its general funds and may initially use these proceeds to reduce its short-term debt, which consists primarily of commercial paper that was issued for general corporate purposes. See "Use of Proceeds" in the accompanying prospectus.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the notes being offered supplements and, to the extent inconsistent with or to the extent otherwise specified in an applicable pricing supplement, replaces the description of the general terms and provisions of the debt securities set forth under the heading "Description of Debt Securities" in the accompanying prospectus. Unless otherwise specified in an applicable pricing supplement, the notes will have the terms described below. Capitalized terms used but not defined below have the meanings given to them in the accompanying prospectus or in the indenture relating to the notes.

     The notes being offered by this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will be issued under an indenture, dated as of October 1, 2002, between SRAC and BNY Midwest Trust Company, as trustee. The laws of the State of Delaware will govern the indenture and the notes. The indenture is more fully described in the accompanying prospectus. The indenture does not limit the aggregate amount of debt securities that may be issued under it and provides that the debt securities may be issued under it at any time and from time to time in one or more series. The following statements are summaries of the material provisions of the notes. These summaries do not purport to be complete and are qualified in their entirety by reference to the indenture and the terms and conditions of the notes, including the definitions of certain terms.

     The notes are part of a single series of debt securities for purposes of the indenture and are limited to an aggregate principal amount of up to $3,000,000,000. As of April 18, 2003, SRAC had issued additional notes as part of this series in the aggregate principal amount of $1,354,454,000. SRAC may at any time increase the foregoing limit, however, without the consent of any holders of the notes, by appropriate corporate action if in the future SRAC wishes to sell additional notes.

     Notes issued in accordance with this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will have the following general characteristics:

     - the notes will be SRAC's direct unsecured senior obligations and will rank equally with all of SRAC's other unsecured senior indebtedness from time to time outstanding;

     - the notes may be offered from time to time by SRAC through the Purchasing Agent and each note will mature on a day that is at least nine months from its date of original issuance;

     - each note will bear interest from its date of original issuance at a fixed rate per year;

     - the notes will not be subject to any sinking fund; and

     - the minimum denomination of the notes will be $1,000 (unless otherwise stated in the applicable pricing supplement).

     In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

     - the total principal amount of the notes offered;

     - the price, which may be expressed as a percentage of the aggregate initial public offering price of the notes, at which the notes will be issued to the public;

     - the date on which the notes will be issued to the public;

     - the stated maturity date of the notes;

     - the rate per year at which the notes will bear interest;

     - the interest payment frequency;

     - the purchase price, Purchasing Agent's discount and commission and net proceeds to SRAC;

     - whether the authorized representative of the holder of an interest in the notes will have the right to seek repayment upon the death of the holder as described under "Description of Notes -- Survivor's Option";

     - if the notes may be redeemed at SRAC's option or repaid at the option of the holder prior to its stated maturity date, the provisions relating to any such redemption or repayment;

     - any special United States federal income tax consequences of the purchase, ownership and disposition of the notes; and

     - any other significant terms of the notes not inconsistent with the provisions of the indenture.

PAYMENT OF PRINCIPAL AND INTEREST

     Payment of principal of and interest on beneficial interests in the notes will be made in accordance with the arrangements then in place between the paying agent and The Depository Trust Company (referred to as "DTC") and its participants as described under "Registration and Settlement -- The Depository Trust Company." Payments in respect of any notes in certificated form will be made as described under "Registration and Settlement -- Registration, Transfer and Payment of Certificated Notes."

     Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at the note's stated maturity or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business in The City of New York on the regular record date before each interest payment date. Interest due at a note's stated maturity or on a date of redemption or repayment will be payable to the person to whom principal is payable.

     SRAC will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments on a note, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the note in respect of which such payments are made.

INTEREST AND INTEREST RATES

     Each note will accrue interest from its date of original issuance until its stated maturity or earlier redemption or repayment. The applicable pricing supplement will specify a fixed interest rate per year payable monthly, quarterly, semi-annually or annually. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date, date of earlier redemption or repayment or interest payment date for any note is not a business day, principal and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from the stated maturity date, date of earlier redemption or repayment or interest payment date to that next business day.

     "Business day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday for banking institutions in any of the City of Chicago, Illinois, The City of New York, New York, the City of Wilmington, Delaware or the city in which the trustee's principal corporate trust office is located.

PAYMENT OF INTEREST

     Interest on the notes will be paid as follows:

  Interest Payment
      Frequency          Interest Payment Dates
Monthly..............    Fifteenth day of each
                         calendar month,
                         beginning in the first
                         calendar month
                         following the month
                         the note was issued.
Quarterly............    Fifteenth day of every
                         third month, beginning
                         in the third calendar
                         month following the
                         month the note was
                         issued.
Semi-annually........    Fifteenth day of every
                         sixth month, beginning
                         in the sixth calendar
                         month following the
                         month the note was
                         issued.
Annually.............    Fifteenth day of every
                         twelfth month,
                         beginning in the
                         twelfth calendar month
                         following the month
                         the note was issued.

     The regular record date for any interest payment date will be the close of business in The City of New York on the first day of the calendar month in which the interest payment date occurs, except that the regular record date for interest due on the note's stated maturity date or date of earlier redemption or repayment will be that particular date.

     Interest on a note will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date.

REDEMPTION AND REPAYMENT

     Unless SRAC otherwise provides in the applicable pricing supplement, a note will not be redeemable or repayable prior to its stated maturity date.

     If the applicable pricing supplement states that the note will be redeemable at SRAC's option prior to its stated maturity date, then on such date or dates specified in the pricing supplement, SRAC may redeem those notes at its option either in whole or from time to time in part, upon not less than 30 nor more than 60 days' written notice to the holder of those notes.

     If the applicable pricing supplement states that your note will be repayable at your option prior to its stated maturity date, SRAC will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates specified in the applicable pricing supplement. SRAC also must receive the completed form entitled "Option to Elect Repayment." This form may be obtained from the trustee at BNY Midwest Trust Company, c/o The Bank of New York, 101 Barclay St., Floor 8W, New York, NY, 10286, Attention:
Corporate Trust Administration. Exercise of the repayment option by the holder of a note is irrevocable.

     Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes; therefore DTC or its nominee will be the only entity that receives notices of redemption of notes from SRAC, in the case of SRAC's redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See "Registration and Settlement."

     To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of the interest in that note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

     The redemption or repayment of a note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the applicable pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus unpaid interest accrued to the date or dates of redemption or repayment.

     SRAC may at any time purchase notes at any price or prices in the open market or otherwise. SRAC may also purchase notes otherwise tendered for repayment by a holder or tendered by a holder's duly authorized representative through exercise of the Survivor's Option described below. If SRAC purchases the notes in this manner, SRAC has the discretion to either hold, resell or surrender the notes to the trustee for cancellation.

SURVIVOR'S OPTION

     The "Survivor's Option" is a provision in a note pursuant to which SRAC agrees to repay that note, if requested by the authorized representative of the beneficial owner of that note, within 24 months following the death of the beneficial owner of the note, so long as the note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request. The pricing supplement relating to each offering of notes will state whether the Survivor's Option applies to those notes.

     If a note is entitled to a Survivor's Option, upon the valid exercise of the Survivor's Option and the proper tender of that note for repayment, SRAC will, at its option, repay or repurchase that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner's interest in that note plus unpaid interest accrued to the date of repayment.

     To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (including, without limitation, the personal representative or executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

     The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder's spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note so held will be subject to repayment by

SRAC upon request. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder's spouse will be deemed the death of a beneficial owner only with respect to such deceased person's interest in the note.

     The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor's Option, regardless of whether that beneficial owner was the registered holder of that note, if entitlement to those interests can be established to the satisfaction of the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable note during his or her lifetime.

     SRAC has the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted by SRAC from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. SRAC also has the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted by SRAC from the authorized representative of any individual deceased beneficial owner of notes in such calendar year. In addition, SRAC will not permit the exercise of the Survivor's Option except in principal amounts of $1,000 and multiples of $1,000.

     An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each election to exercise the Survivor's Option will be accepted in the order that elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor's Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered through a valid exercise of the Survivor's Option is July 1, 2003, and interest on that note is paid monthly, SRAC would normally, at its option, repay that note on the interest payment date occurring on August 15, 2003, because the July 15, 2003 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through an exercise of the Survivor's Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at that holder's last known address as indicated in the note register, that states the reason that the note has not been accepted for repayment.

     With respect to notes represented by a global note, DTC or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor's Option for such notes. To obtain repayment pursuant to exercise of the Survivor's Option for a note, the deceased beneficial owner's authorized representative must provide the following items to the broker or other direct or indirect participant through which the beneficial interest in the note is held by the deceased beneficial owner:

     - a written instruction to such broker or other direct or indirect participant to notify DTC of the authorized representative's desire to obtain repayment pursuant to exercise of the Survivor's Option;

     - appropriate evidence satisfactory to the trustee (a) that the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (b) that the death of the beneficial owner has occurred, (c) of the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;

     - if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from the nominee attesting to the deceased's beneficial ownership of such note;

     - a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

     - if applicable, a properly executed assignment or endorsement;

     - tax waivers and any other instruments or documents that the trustee reasonably requires in order to establish the validity of the beneficial ownership of the note and the authorized representative's entitlement to payment; and

     - any additional information the trustee reasonably requires to evidence satisfaction of any conditions to the exercise of the Survivor's Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.

     In turn, the broker or other direct or indirect participant will deliver each of these items to the trustee, together with evidence satisfactory to the trustee from the broker or other direct or indirect participant stating that it represents the deceased beneficial owner.

     SRAC retains the right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option applicable to the notes will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties.

     The broker or other direct or indirect participant will be responsible for disbursing payments received from the trustee to the authorized representative. See "Registration and Settlement."

     Forms for the exercise of the Survivor's Option may be obtained from the trustee at BNY Midwest Trust Company, c/o The Bank of New York, 101 Barclay St., Floor 8W, New York, NY, 10286, Attention: Corporate Trust Administration.

     If applicable, SRAC will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders or beneficial owners thereof.

     SRAC may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by SRAC may, at SRAC's discretion, be held, resold or surrendered to the trustee for cancellation.

                          REGISTRATION AND SETTLEMENT

THE DEPOSITORY TRUST COMPANY

     All of the notes SRAC offers will be issued in book-entry only form. This means that SRAC will not issue certificates for notes, except in the limited cases described below. Instead, SRAC will issue global notes in registered form. Each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC, or such other nominee as may be requested by an authorized representative of DTC. Accordingly, Cede & Co. or such other nominee will be the holder of record of the notes. Each note represented by a global note evidences a beneficial interest in that global note.

     Beneficial interests in a global note will be shown on, and transfers effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners.

     So long as DTC or its nominee is the registered holder of a global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holder of the notes for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

     Each global note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) SRAC advises the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly, and the trustee or SRAC is unable to locate a qualified successor or
(2) SRAC, at its option, elects to terminate the book-entry system through DTC. Upon any such exchange, the certificated notes shall be registered in the names of and delivered to the beneficial owners of the global note representing the notes.

     The following is based on information furnished by DTC:

     DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global note will be issued for all of the principal amount of the notes with the same terms. If, however, the aggregate principal amount of the notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such note.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the

New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's direct participants deposit with DTC.

     DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations ("indirect participants") that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its participants are on file with the Securities and Exchange Commission.

     Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the documents governing the notes. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to SRAC as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     SRAC will pay principal and or interest payments on the notes in same-day funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records upon DTC's receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is SRAC's responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.

     SRAC will send any redemption notices to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     If the notes are repayable at the option of the holder thereof, a beneficial owner, or its authorized representative, shall give notice to elect to have its notes repaid by SRAC, through its direct or indirect participant, to the trustee, and shall effect delivery of such notes by causing the direct participant to transfer that participant's interest in the global note representing such notes, on DTC's records, to the trustee. The requirement for physical delivery of notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note representing such notes are transferred by the direct participants on DTC's records.

     DTC may discontinue providing its services as securities depository for the notes at any time by giving SRAC reasonable notice. Under such circumstances, if a successor securities depositary is not obtained, SRAC will print and deliver certificated notes to the beneficial owners of interests in the notes. SRAC may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, SRAC will print and deliver certificated notes to the beneficial owners of interests in the notes.

     The information in this section concerning DTC and DTC's system has been obtained from sources that SRAC believes to be reliable, but neither SRAC, the Purchasing Agent nor any agent takes any responsibility for its accuracy.

REGISTRATION, TRANSFER AND PAYMENT OF CERTIFICATED NOTES

     If SRAC ever issues notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by SRAC. SRAC has originally designated the trustee to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but SRAC may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or registration. At any time, SRAC may change transfer agents or approve a change in the location through which any transfer agent acts, except that there must always be an office for registration, transfer and payment located in the Borough of Manhattan of The City of New York. SRAC also may designate additional transfer agents for any notes at any time.

     SRAC will not be required to: (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days before the day a notice of redemption for the notes is mailed; or (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part; or (3) exchange or register the transfer of any note as to which an election for repayment by the holder has been made, except the unrepaid portion of any note being repaid in part.

     SRAC will pay principal of and interest on any certificated notes at the offices of the paying agents SRAC may designate from time to time. Generally, SRAC will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business in The City of New York on the regular record date for that payment. SRAC will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable notes.

               MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following summary of the principal United States Federal income tax consequences of purchasing, owning and disposing of notes applies to you only if you are a United States holder who is the initial holder of the notes.

     This summary is based upon the opinion of Mayer, Brown, Rowe & Maw, SRAC's special United States federal income tax counsel. For purposes of this "Material United States Federal Tax Considerations" section of this prospectus supplement, with respect to book-entry notes, the term "holder" refers to you if you acquire a beneficial ownership interest in those notes through the book-entry system of DTC and with respect to certificated notes, the term "holder" refers to you if you are the beneficial owner of those notes, regardless of whether those notes are registered in your name or the name of your nominee. This summary deals only with notes held as capital assets and does not deal with special tax situations such as:

     - dealers in securities or currencies or traders in securities who elect mark-to-market accounting for United States federal income tax purposes;

     - tax-exempt organizations;

     - banks;

     - regulated investment companies;

     - common trust funds;

     - United States holders (as defined below) whose functional currency is not the United States dollar; or

     - persons holding notes as part of a larger integrated financial transaction.

In addition, the tax consequences of holding a particular note will depend, in part, on the particular terms of such note as described in the applicable pricing supplement.

     This summary is based on United States federal income tax law, including the United States Internal Revenue Code of 1986, as amended (the "Code") as of the date of this prospectus supplement. Subsequent developments in United States federal income tax law, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor about how the United States federal income tax law or any other laws, including the laws of any other taxing jurisdiction, will apply to your particular situation.

     As used in this summary, the term "United States holder" is a holder of notes who is, or which is, a United States person. A United States person is:

     - a citizen or resident of the United States;

     - a corporation or partnership organized under the laws of the United States or of any State;

     - an estate the income of which is subject to United States federal income taxation regardless of the source of that income; or

     - a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons has the authority to control all of the trust's substantial decisions.

PAYMENTS OF INTEREST

     The interest on your notes will be taxed to you as ordinary interest income. In addition:

     - if you use the cash method of accounting for tax purposes, you will be taxed on the interest on your notes at the time it is paid to you; and

     - if you use the accrual method of accounting for tax purposes, you will be taxed on the interest on your notes at the time it accrues.

AMORTIZABLE BOND PREMIUM

     Generally, if the price you paid for your notes exceeds the amount payable upon the notes at maturity, the excess may constitute amortizable bond premium. You may elect to amortize such bond premium under the constant interest rate method over the period from your acquisition date to the notes' maturity date as an offset to interest income on the notes, rather than as a separate interest deduction item subject to the investment interest limitations of the Code. If you elect to amortize bond premium, you must generally reduce your tax basis in the related notes by the amount of bond premium used to offset interest income. If your notes are redeemed in full before their maturity and you have elected to amortize bond premium, you may be entitled to a deduction for any remaining unamortized bond premium in the taxable year of the redemption. Any election you make to amor-tize bond premium generally will apply to all debt instruments held by you (other than debt instruments the interest on which is excludable from gross income) at the beginning of the first taxable year to which your election applies, and any debt instruments you acquire thereafter, and is irrevocable without the consent of the Internal Revenue Service ("IRS").

SHORT-TERM NOTES

     Notes that have a fixed maturity of one year or less ("short-term notes") will be treated as having been issued with acquisition discount. In general, if you are an individual or other cash-method United States holder, you will not be required to accrue such acquisition discount unless you elect to do so. If you do make such an election, any gain recognized by you on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the acquisition discount accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding), through the date of sale or stated maturity, and a portion of the deductions otherwise allowable to you for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. If you are not an individual and report your income for United States federal income tax purposes under the accrual method, you will be required to accrue acquisition discount on a short-term note on a straight-line basis unless an election is made to accrue the acquisition discount under a constant yield method (based on daily compounding).

MARKET DISCOUNT

     If you purchase a note that has a term of more than one year for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity), you will be treated as having purchased such note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, you will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of
(1) the amount of such payment or realized gain or (2) the market discount which you have not previously included in income and that is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the stated maturity date of the note, unless you elect to accrue market discount on the basis of semiannual compounding. Such an election shall apply only to the notes with respect to which you make it and may not be revoked.

     You may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness you incurred or maintained to purchase or carry a note with market discount until the stated maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount.

     You may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply to you. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by you on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

SALE, REDEMPTION OR OTHER DISPOSITION OF NOTES

     Your tax basis in your notes will be the notes' U.S. dollar cost, increased by any amounts that you included in income as market discount and reduced by any bond premium you amortize. You will recognize capital gain or loss when you sell or otherwise dispose of your notes, or when SRAC redeems your notes (including through exercise of the Survivor's Option), equal to the difference between:

     - the amount realized on the sale or redemption or other disposition (less any amount attributable to accrued interest, which will be taxable as such); and

     - your tax basis in the notes.

Your gain or loss will be a long-term capital gain or loss if at the time of the sale, payment or other disposition, you have held the notes for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     If you do not provide a correct taxpayer identification number and other information, or do not comply with certain other requirements or otherwise establish an exemption, SRAC, its paying agent or a broker, as the case may be, will be required to collect backup withholding tax from payments to you. This backup withholding tax applies to certain payments of principal and interest on notes and to proceeds from the sale or disposition of notes before maturity. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

     If you provide the IRS with the information it requires, you may receive a refund or a credit against your United States federal income tax liability for any amounts withheld from your payments under the backup withholding rules.

     SRAC, its paying agent or a broker, as the case may be, generally will be required to report certain information to the IRS relating to their payments to you of principal and interest on notes, and of proceeds from the sale or disposition of notes before maturity, if you are a non-corporate United States holder.

                           EMPLOYEE RETIREMENT INCOME
                                  SECURITY ACT

     A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account or a Keogh plan) proposing to invest in the notes should consider this section carefully.

     A fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider, among other things, whether the investment is in accordance with the documents and instruments governing the plan.

     In addition, ERISA and the Code prohibit certain transactions (referred to as "prohibited transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code (each referred to as an "ERISA plan"), on the one hand, and persons who have certain specified relationships to the plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the
Code), on the other. If SRAC (or an affiliate) is considered a party in interest or disqualified person with respect to an ERISA plan, then the investment in notes by the ERISA plan may give rise to a non-exempt prohibited transaction.

     By purchasing and holding the notes, the person making the decision to invest on behalf of an ERISA plan is representing that the purchase and holding of the notes will not result in a prohibited transaction under ERISA or the Code. Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring securities on behalf of the ERISA plan determines that neither SRAC nor an affiliate is a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available. If an ERISA plan engages in a prohibited transaction, the transaction may require "correction" and may cause the ERISA plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.
     If you are the fiduciary of a pension plan or other ERISA plan, or an insurance company that is providing investment advice or other features to a pension plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan, you should consult your own legal counsel for guidance. The sale of any notes to an ERISA Plan or to any other purchaser is in no respect a representation by SRAC or Sears that such an investment meets all relevant legal requirements with respect to investments by such purchasers generally or any particular purchaser, or that such an investment is appropriate for ERISA Plans generally or any particular ERISA Plan.

                              PLAN OF DISTRIBUTION

     Under the terms of a Selling Agent Agreement dated April 23, 2003, the notes will be offered from time to time by SRAC to the Purchasing Agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the Purchasing Agent, are parties to the Selling Agent Agreement. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The agents are not required to sell any specific amount of notes, however they will use their reasonable best efforts to sell the notes from time to time. SRAC also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed.

     The following table shows the potential discounts and commissions SRAC will pay to the agents in connection with this offering (however, SRAC and the Purchasing Agent may negotiate a different discount or commission):

                        PER NOTE      TOTAL
                        --------      -----
Discounts and
  Commissions.........  0.2% to    $6,000,000
                          3.0%         to
                                   $90,000,000

     The discount at which SRAC sells the notes to the Purchasing Agent will be set forth in the applicable pricing supplement. The Purchasing Agent also may sell notes to agents or other dealers at a concession not in excess of the discount it received from SRAC. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire discount. SRAC will disclose any particular arrangements in the applicable pricing supplement.

     Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes, the public offering price (in the case of notes to be resold at a fixed public offering price), discount and commission may be changed.

     SRAC has the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. SRAC reserves the right to withdraw, cancel or modify any offer without notice. SRAC also may change the terms, including the interest rate SRAC will pay on the notes, at any time prior to SRAC's acceptance of an offer to purchase.

     Each agent, including the Purchasing Agent, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). SRAC has agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments they may be required to make in respect of such liabilities. SRAC also has agreed to reimburse the agents for certain expenses.

     No note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, SRAC does not intend to apply for the listing of the notes on any securities exchange. However, SRAC has been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market in the notes at any time without notice. Neither SRAC nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in same-day funds. See "Registration and Settlement."

     In connection with certain offerings of notes, the rules of the Securities and Exchange Commission permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither SRAC nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither SRAC nor the Purchasing Agent makes any representation that, once commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

     The agents or their respective affiliates may receive proceeds from the sale of the notes if SRAC uses the proceeds to pay down its short-term debt that the agents or their respective affiliates hold. If required, the offering of the notes will be conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. if any of the agents or their respective affiliates receive proceeds from the sale of the notes.

     The agents or dealers to or through which SRAC may sell notes may engage in transactions with SRAC and its affiliates and perform services for SRAC and its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     Steven M. Cook, Vice President, Deputy General Counsel and Acting General Counsel of Sears, is passing upon the legality of the Notes for SRAC. As of April 18, 2003, Mr. Cook owned 10,063 shares of Sears common stock (including 2,199 shares held in Sears 401(k) savings plans) and had been granted stock options with respect to an additional 40,676 Sears common shares. Mayer, Brown, Rowe & Maw will pass upon certain legal matters for SRAC as to specified tax matters. Skadden, Arps, Slate, Meagher & Flom LLP is passing upon certain legal matters for the agents. Skadden, Arps, Slate, Meagher & Flom LLP performs legal services for Sears from time to time.

                         SEARS ROEBUCK ACCEPTANCE CORP.

                                 $9,500,000,000

                                DEBT SECURITIES

                             ----------------------

     Sears Roebuck Acceptance Corp. ("SRAC") may from time to time sell up to $9,500,000,000 aggregate initial offering price of its debt securities. These debt securities may consist of debentures, notes or other types of unsecured debt. This prospectus contains a general description of the debt securities that SRAC may offer for sale. All remaining material terms of these debt securities will be described in supplements to this prospectus.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                                 APRIL 23, 2003

     SRAC HAS NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AS IF SRAC HAD AUTHORIZED IT. THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN SRAC DELIVERS THIS PROSPECTUS OR A SUPPLEMENT OR MAKES A SALE PURSUANT TO THIS PROSPECTUS, SRAC IS NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                             ----------------------

     In connection with the issue of any debt securities, an underwriter, if any, disclosed as stabilizing manager in the applicable supplement to this prospectus, or any person acting for it, may over-allot or effect transactions with a view to supporting the market price of such debt securities or any associated securities at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on such stabilizing manager or any agent of it to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

                               TABLE OF CONTENTS
                                   PROSPECTUS


Available Information.......................................     3
Reports to Holders of Debt Securities.......................     3
Incorporation of Certain Documents by Reference.............     3
Sears Roebuck Acceptance Corp...............................     4
Use of Proceeds.............................................     4
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     5
Plan of Distribution........................................    11
Legal Matters...............................................    12
Experts.....................................................    12

                             AVAILABLE INFORMATION

     SRAC and Sears, Roebuck and Co. ("Sears"), SRAC's parent, are required to file reports and other information with the Securities and Exchange Commission. Sears also files proxy statements with the Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the Commission at 1-800-SEC-0330 for information on the operation of the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information concerning SRAC and Sears at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You can also inspect reports, proxy statements and other information concerning Sears at the offices of the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     SRAC and Sears have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended. The registration statement contains additional information about SRAC, Sears and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

                     REPORTS TO HOLDERS OF DEBT SECURITIES

     SRAC will send its annual reports to the holders of its debt securities. These annual reports will include financial information that independent public accountants have audited and reported on, as well as other information about SRAC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     SRAC and Sears incorporate and make part of this prospectus by reference the following documents, filed by SRAC and Sears with the Commission pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended (excluding any information contained therein that is furnished to the Commission and is specifically not incorporated by reference into the registration statement):

     - the Annual Reports on Form 10-K for the fiscal year ended December 28, 2002, filed by SRAC and Sears;

     - the Current Reports on Form 8-K filed on January 16, February 6, March 26 and April 17, 2003, by Sears;

     - the Current Reports on Form 8-K filed on February 14 and February 27, 2003, by SRAC; and

     - all documents filed by SRAC or Sears with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before SRAC stops offering the debt securities.

     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Sears Roebuck Acceptance Corp., 3711 Kennett Pike, Greenville, Delaware 19807, Attention: Vice President, Finance (302/434-3100).

                         SEARS ROEBUCK ACCEPTANCE CORP.

     SRAC is a wholly owned subsidiary of Sears that was incorporated under the laws of Delaware in 1956. Its general offices are located at 3711 Kennett Pike, Greenville, Delaware 19807 (302/434-3100). It raises funds primarily by issuing commercial paper, medium-term notes and discrete underwritten debt. It uses the proceeds from its borrowings to acquire short-term notes of Sears and, on occasion, to purchase outstanding receivable balances from Sears. Sears, a multi-line retailer that conducts domestic and international merchandising and credit operations, uses the funds it obtains from SRAC for general funding purposes. SRAC, and not Sears, will be solely responsible for repaying the debt securities.

     SRAC generates income primarily from the earnings on its investment in the notes and receivable balances of Sears. Sears presently calculates the interest rate on its notes so that SRAC maintains an earnings to fixed charges ratio of at least 1.25. The yield on SRAC's investment in Sears notes is related to SRAC's borrowing costs. As a result, movements in interest rates and changes in Sears borrowing requirements cause SRAC's earnings to fluctuate. The indentures relating to SRAC's debt securities require SRAC to maintain a ratio of earnings to fixed charges of not less than 1.10 for any fiscal quarter (determined in accordance with Item 503(d) of Regulation S-K promulgated by the Commission) and to cause Sears to maintain ownership of all of SRAC's voting stock as long as any of SRAC's debt securities are outstanding. Sears has agreed to pay SRAC the amounts that are necessary for SRAC to maintain an earnings to fixed charges ratio of at least 1.10 and has agreed to maintain ownership of all of SRAC's voting stock as long as any of SRAC's debt securities are outstanding. See "Description of Debt Securities -- Indenture Restrictions."

     As of April 23, 2003, SRAC had 10 employees.

                                USE OF PROCEEDS

     SRAC generally will add the net proceeds it receives from the sale of its debt securities to its general funds and use the proceeds to reduce its short-term debt. As indicated in this prospectus under the heading "Sears Roebuck Acceptance Corp.," SRAC's principal business is purchasing short-term notes of Sears. Additionally, SRAC occasionally purchases receivable balances from Sears domestic credit operations. SRAC expects to incur additional debt, but has not yet determined how much or the terms of this debt. SRAC will make these determinations from time to time based on economic conditions and certain capital requirements of Sears. SRAC anticipates that Sears and its subsidiaries will continue their practice of short-term borrowing and will occasionally incur additional long-term debt and engage in securitization programs in which Sears and its subsidiaries sell interests in pools of credit card receivables in public or private transactions. Sears also occasionally may issue equity securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Sears presently calculates the interest rate on SRAC's investment in Sears notes to provide SRAC with earnings sufficient to cover its fixed charges at least 1.25 times. The ratios of earnings to fixed charges for SRAC and Sears for the interim period and the years ended on the dates set forth in the following table were as follows:

                                     DECEMBER 28,    DECEMBER 29,   DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                         2002            2001           2000          2000         1999
                                     -------------   ------------   ------------   ----------   ----------
SRAC(A)............................      1.26            1.26           1.26          1.25         1.26
Sears(B)...........................      2.86            1.76           2.59          2.72         2.19

---------------

(A) Calculated as follows:

     earnings = net income + fixed charges + income taxes
     ---------------------------------------------------------------------------
     fixed charges = interest expense + amortization of debt discount and expense

(B) Calculated as follows:

     earnings = income before income taxes, minority interest and extraordinary loss -- undistributed net income (loss) of unconsolidated subsidiaries + fixed charges (excluding interest capitalized)
     ---------------------------------------------------------------------------
     fixed charges = interest expense + amortization of debt discount and expense + the portion of operating lease rentals which Sears estimates represents the interest element in such rentals + interest capitalized

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes certain general terms and provisions of SRAC's unsecured debt securities. When SRAC offers to sell a particular series of debt securities, it will describe the specific terms of the series in a supplement to this prospectus. SRAC will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     The debt securities are to be issued under either an indenture dated as of May 15, 1995 between SRAC and JPMorgan Chase Bank, as trustee, or an indenture dated as of October 1, 2002 between SRAC and BNY Midwest Trust Company, as trustee, the terms of each of which are identical in all material respects. SRAC also may enter into an indenture with one or more other eligible trustees. SRAC will identify the trustee and the particular indenture under which it is issuing each series of its debt securities in the applicable supplement to this prospectus.

     The following sections summarize certain provisions of SRAC's debt securities and indentures. This summary is qualified by and subject to the actual provisions of the indenture under which SRAC is issuing a particular series of debt securities. SRAC has filed the indentures with the Commission and is incorporating each of them by reference in this prospectus. References below to the "indenture" and the "trustee" refer to the applicable indenture and trustee identified in a prospectus supplement relating to a particular series of debt securities. Where this summary refers to particular provisions of each indenture in parentheses, the provisions are incorporated by reference.

GENERAL TERMS

     The debt securities will be unsecured obligations of SRAC.

     SRAC can issue an unlimited amount of debt securities under the indenture, and can issue them from time to time in one or more series.

     If any of the following terms apply to a particular series of debt securities that SRAC offers to sell, the supplement to this prospectus will describe the applicable terms:

     - the title

     - any limit on the aggregate principal amount

     - the maturity date or dates

     - the issue price

     - the interest rate or rates (which may be fixed or variable)

     - the date from which interest will accrue

     - the interest payment dates (including the first interest payment date)

     - the record dates for the interest payment dates

     - any optional or mandatory redemption, conversion or exchange provisions and whether you have or SRAC has the right to use these provisions

     - any subordination provisions

     - any sinking fund provisions

     - the amount payable upon acceleration of the maturity date, if the amount is not the principal amount of the debt securities

     - the terms of any warrants attached to the debt securities

     - the currencies that you may use to purchase the debt securities and that SRAC may use to pay principal, any premium and interest

     - any index SRAC will use to determine the amount of principal, premium and interest payments

     - whether SRAC will issue the debt securities as one or more global securities to be held for investors by a depository and, if so, the name of the depository

     - the places where the principal, any premium and interest will be payable, if those places are not set forth in the indenture

     - any other terms that are consistent with the indenture that may modify or delete any provision of the indenture to the extent the provision applies to such series

     SRAC will pay principal and any premium and may pay any interest at the office of the paying agent it maintains for such purposes in the Borough of Manhattan of The City of New York. You may transfer your beneficial interests in debt securities (other than debt securities represented by global securities) at the same office. SRAC may also designate other locations for payments and transfers in the city in which its principal executive offices are located or the city in which the principal corporate trust office of the trustee is located. Unless SRAC specifies otherwise in the supplement to this prospectus, the locations for payment and transfer initially will include a designated office of the trustee in the Borough of Manhattan of The City of New York and SRAC's principal executive offices in Greenville, Delaware.

     SRAC will generally pay interest on its debt securities by checks mailed to you at your registered address, unless you make other arrangements or the debt securities are represented by a global security. (Sections 2.5, 3.1, 3.2) If the debt securities are represented by global securities, SRAC will provide information about payment of principal, any premium and interest and about transfers of beneficial interests in the global securities in the supplement to this prospectus.

     If SRAC has indicated in the supplement to this prospectus that it will pay principal, any premium and interest in a currency other than U.S. dollars and that currency is unavailable for payment due to circumstances beyond SRAC's control, SRAC will pay the principal, any premium and interest in U.S. dollars. The exchange rate will be the most recent noon buying rate in The City of New York for cable transfers in the unavailable currency, as certified for customs purposes by the Federal Reserve Bank of New York. (Section 2.12)

     SRAC will issue its debt securities only in fully registered form, without coupons. The debt securities will be issued in denominations of $1,000 or an integral multiple of $1,000, unless SRAC indicates otherwise in the supplement to this prospectus. (Section 2.2)

     You will not have to pay a service charge to register a transfer or exchange of debt securities. However, SRAC may require you to pay an amount sufficient to cover any tax or other governmental charge in connection with the transfer or exchange. (Section 2.5)

     SRAC may issue debt securities at a discounted price with provisions that permit it to pay less than the principal amount if the holders of the debt securities accelerate the maturity date as a result of a continuing default. If SRAC chooses to issue these discounted debt securities, it will describe the federal income tax consequences and other special considerations in the supplement to this prospectus.

     If your beneficial interest in these debt securities are held of record in the name of a depositary or other nominee, you must notify such depositary or nominee to take action, under the indenture or otherwise, on your behalf as holder of the debt securities.

INDENTURE RESTRICTIONS

     The indenture provides that SRAC will maintain a ratio of earnings to fixed charges in every fiscal quarter of at least 1.10 and that it will cause Sears to maintain ownership of all of SRAC's voting stock. SRAC determines its ratio of earnings to fixed charges in accordance with Item 503(d) of Regulation S-K promulgated by the Commission, as in effect on the date of the indenture. SRAC has letter agreements with Sears pursuant to which Sears has agreed, for the benefit of the holders of SRAC's debt securities, that

     - Sears will pay SRAC amounts which, when added to SRAC's other earnings, will be sufficient for SRAC to maintain the fixed charge coverage ratio required by the indenture; and

     - Sears will maintain ownership of SRAC's voting stock as long as SRAC is required to cause Sears to do so.

     The indenture provides that SRAC will cause Sears to observe and perform in all material respects all covenants or agreements of Sears contained in the letter agreements and will not amend, waive, terminate or otherwise modify any provision of the letter agreements. (Section 3.6)

DEFAULTS

     If any of the following occur in connection with any series of SRAC's debt securities, SRAC will be in default under those debt securities:

     - if SRAC fails to pay the principal amount and any premium on the series when due and payable;

     - if SRAC fails for 30 days after any interest payment date to pay any interest that has become due (unless it deposits the entire amount due with the trustee or with a paying agent within 30 days after the due date);

     - if SRAC fails to perform any of its other covenants under the indenture that apply to that series of debt securities and does not cure that failure for 60 days after it receives written notice that it has failed to perform from holders of a majority of the principal amount of the particular series of debt securities or the trustee;

     - if any of SRAC's creditors or creditors of Sears, including holders of SRAC's debt securities from a different series, accelerates the maturity date of $100,000,000 or more in principal amount of SRAC debt or Sears debt as a result of an event of default under any relevant mortgage, indenture or instrument, and that creditor does not rescind or annul the acceleration within 30 days after SRAC receives written notice from holders of a majority of the principal amount of the particular series of debt securities or the trustee; however, if the maturity date was accelerated as a result of compliance with applicable laws, court orders or governmental decrees or if the default is remedied or cured by SRAC or Sears or waived by the holders thereof or the debt is discharged prior to the time that the holders of the particular series of SRAC debt securities or the trustee take action to accelerate the maturity of these SRAC debt securities or before the trustee receives a judgment in its favor, then SRAC will not be in default under this provision;

     - if SRAC takes specified actions in connection with a bankruptcy, insolvency or reorganization; or

     - if SRAC commits an act or omission that the supplement to this prospectus identifies as an event of default.

     Unless the supplement to this prospectus specifies otherwise, if SRAC defaults on a particular series of debt securities and the default is continuing, the holders of a majority of the principal amount of the outstanding debt securities of that series or the trustee may accelerate the maturity date of those debt securities. To accelerate the maturity date, those holders or the trustee must declare that the principal amount of the debt securities of that series is immediately due and payable. In certain circumstances, holders of a majority of the principal amount of outstanding debt securities of the series may annul the acceleration of the maturity date. (Section 6.1)

     Within 90 days after a default for any series of debt securities occurs, the trustee must notify the holders of debt securities of that series of the default if it is known to the trustee and SRAC has not remedied it. A default means the events specified above without the grace periods or notice. The trustee may withhold notice to the holders of these debt securities of any default (except in the payment of principal or interest) if it in good faith considers this withholding to be in the best interests of the holders. (Section 10.3)

     SRAC is required to file an annual certificate with the trustee, signed by an officer, about any default by SRAC under any provision of the indenture. (Section 3.4)

     Before holders of debt securities have a right to institute a proceeding to enforce the indenture or to obtain a remedy provided for by the indenture:

     - holders of debt securities must notify the trustee of a default in writing;

     - holders of a majority of the principal amount of outstanding debt securities of the particular series must request in writing that the trustee institute the proceeding;

     - holders of a majority of the principal amount of outstanding debt securities of the particular series must offer reasonable indemnity to the trustee if the trustee institutes the proceeding; and

     - the trustee must neglect or refuse to institute the proceeding within a reasonable time.

     These requirements do not prevent a holder from enforcing the payment of principal and interest on the debt securities held by such holder on or after the relevant principal or interest due dates. (Section 6.7)

MODIFICATION OR AMENDMENT OF THE INDENTURE

     SRAC may amend the indenture with the consent of the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment. However, SRAC may not make any amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

     - permit SRAC to change the time of payment of any payment on the debt securities, reduce any payment on the debt securities, or change the currency in which SRAC makes any payments on the debt securities; or

     - reduce the percentage of holders of any series of debt securities whose consent is required to amend the indenture. (Article XI)

DEFEASANCE

  TERMINATION OF SPECIFIED OBLIGATIONS

     Unless SRAC provides otherwise in the supplement to this prospectus, SRAC may terminate some of its obligations under the indenture with respect to the debt securities of any series by depositing with the trustee or a paying agent, in trust, any combination of the following in an amount sufficient to pay the principal, any premium and each installment of interest on the debt securities of that series on the dates these payments are due:

     - money;

     - securities backed by the full faith and credit of the United States of America that the issuer cannot call or redeem (if the debt securities with respect to which SRAC is terminating some of its obligations are denominated in U.S. dollars);

     - specified depository receipts for any non-callable and non-redeemable securities backed by the full faith and credit of the United States of America, or for a specific payment of interest on or principal of any such securities, issued by a bank or trust company as custodian (if the debt securities with respect to which SRAC is terminating some of its obligations are denominated in U.S. dollars); or

     - other securities that, when deposited in trust, alone or in combination with other items in this list, will result in a nationally recognized rating agency rating SRAC's debt securities in the highest generic long-term debt rating category applicable to debt issued by an issuer that has been released from its obligations to the same extent that SRAC has been (if the debt securities with respect to which SRAC is terminating some of its obligations are denominated in a foreign currency).

As a prerequisite to establishing such a trust, in addition to other requirements, SRAC must receive a ruling from the Internal Revenue Service or an opinion of counsel who is not its employee. The ruling or opinion must state that the holders of the debt securities with respect to which SRAC is terminating some of its obligations will not recognize income, gain or loss for federal income tax purposes as a result of the deposit with the trustee and termination of these obligations. The ruling or opinion must also state that those holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if SRAC had not deposited money or securities with the trustee and terminated these obligations. SRAC must also receive an opinion of counsel stating that, after 90 days, either the trust deposit will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or that the holders' rights would be adequately protected despite the application of such laws to the trust funds.

     Notwithstanding the deposit with the trustee or paying agent and compliance with the additional requirements described above or in the indenture, SRAC's obligations under the indenture to do the following with respect to a series will remain in full force and effect until SRAC has paid the debt securities of that series in full:

     - pay principal, premium (if any) and interest;

     - register the transfer or exchange of the debt securities;

     - replace mutilated, destroyed, lost and stolen debt securities;

     - maintain paying agencies; and

     - hold monies for payment in trust. (Section 13.4)

     If and when the Internal Revenue Service can provide a ruling, or counsel can provide an opinion as described above, without reliance upon the continuation of SRAC's obligations regarding the payment of principal, premium (if any) and interest, then SRAC may discharge the indenture with respect to the particular series of debt securities -- including its payment obligations -- by delivering the ruling or opinion to the trustee and satisfying the other conditions provided for in the indenture. (Section 13.4) Under present ruling positions of the Internal Revenue Service, SRAC cannot obtain such a ruling or opinion.

  DISCHARGE OF THE INDENTURE

     SRAC may also discharge the indenture, and all of its obligations under the indenture, with respect to a particular series of debt securities -- including its payment obligations -- if:

     - all securities issued under the indenture have been canceled or delivered to the trustee to be canceled; or

     - all securities issued under the indenture that have not been canceled

      - have become due and payable in accordance with their terms; or

      - will become due and payable in accordance with their terms within one year; or

      - will be called for redemption within one year under arrangements that satisfy the trustee.

To discharge the indenture in these circumstances, SRAC must deposit trust funds with the trustee in an amount sufficient to pay all principal, interest and premiums on the outstanding securities until they mature or are redeemed. SRAC must also deliver a certificate of one of its officers and an opinion of counsel, each stating that SRAC has complied with all conditions precedent to the satisfaction and discharge of the indenture. (Section 13.1)

REGARDING THE TRUSTEES

     JPMorgan Chase Bank, BNY Midwest Trust Company and certain of their respective affiliates perform other services for SRAC.

                              PLAN OF DISTRIBUTION

     SRAC may sell its debt securities to or through underwriters, directly to other purchasers or through agents. SRAC anticipates offering its debt securities directly to brokers or dealers, investment companies, insurance companies, banks, savings and loan associations and trust companies or similar institutions, and to trusts for which a bank, savings and loan association, trust company or investment adviser is the trustee or is authorized to make investment decisions.

     SRAC may distribute its debt securities from time to time in one or more transactions:

     - at a fixed price or prices, which may change;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     The supplement to this prospectus will describe the method of distribution of any particular series of debt securities.

     In connection with the sale of its debt securities, SRAC, or the purchasers of debt securities for whom the underwriters may act as agents, may compensate the underwriters in the form of discounts, concessions or commissions. Underwriters may sell SRAC's debt securities to or through dealers and may compensate the dealers in the form of discounts, concessions or commissions. Dealers may also receive commissions from the purchasers of debt securities, for whom they may act as agents. Under the Securities Act of 1933, as amended, the Commission may deem underwriters, dealers and agents that participate in the distribution of debt securities to be underwriters. The Commission also may deem any discounts, commissions or concessions and any profit on the resale of debt securities to be underwriting discounts and commissions under the Securities Act of 1933, as amended. The supplement to this prospectus will identify any such underwriter or agent and will describe any such compensation.

     SRAC may enter into agreements to indemnify underwriters, dealers and agents that participate in the distribution of its debt securities against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Unless otherwise specified in the supplement to this prospectus, Steven M. Cook, Vice President, Deputy General Counsel and Acting General Counsel of Sears, will pass upon the legality of the debt securities for SRAC.

                                    EXPERTS

     The financial statements of SRAC and the financial statements and the related financial statement schedule of Sears incorporated in this prospectus by reference from SRAC's and Sears' Annual Reports on Form 10-K for the year ended December 28, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include, in the case of the report included in Sears' Annual Report on Form 10-K, an explanatory paragraph referring to changes in accounting principles to adopt new accounting standards), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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              [ BOX ]            Sears Roebuck Acceptance Corp.     [PHOTO OF
              Sears Roebuck                                       STORE FACADE]
              Acceptance Corp.
              InterNotes(R)


                                 $3,000,000,000                       [PHOTO
                                                                     OF SALES
                                                                  ASSOCIATE WITH
                                                                    CUSTOMER]
                                 Sears Roebuck
                                 Acceptance Corp.
                                 InterNotes(R)                       [PHOTO OF
                                                                     LANDS' END
                                                                      APPAREL]
                                 Prospectus
                                 Supplement
                                                                      [PHOTO
                                                                    OF CRAFTSMAN
                                 April 23, 2003                     WET-DRY VAC]






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